Exhibit 5.7

Blake, Cassels & Graydon LLP Barristers & Solicitors Patent & Trade-mark Agents 855 - 2nd Street S.W. Suite 3500, Bankers Hall East Tower Calgary AB T2P 4J8 Canada Tel: 403-260-9600 Fax: 403-260-9700

December 2, 2010	Reference: 52070/5

Host Hotels & Resorts, L.P.

6903 Rockledge Drive

Suite 1500

Bethesda, Maryland 20817 USA

Re:	Host Hotels & Resorts, L.P.

Thirty-Sixth Supplemental Indenture to Amended and Restated Indenture (the “Indenture”), dated October 25, 2010 among Host Hotels & Resorts, L.P. (the “Operating Partnership”), the Subsidiary Guarantors signatory to the Indenture and the Bank of New York Mellon, as Successor Trustee to the Amended and Restated Indenture, dated August 5, 1998, as amended and supplemented through the date of this Indenture.

In connection with issuance and sale by the Operating Partnership of an aggregate principal amount of $500,000,000 of senior notes (the “Senior Notes”), under an exemption from registration under the Securities Act of 1933 (the “Securities Act”), as amended, the offering for resale by one or more initial purchasers pursuant to such exemption, and the offering, sale and issuance of guarantees by certain of the direct and indirect subsidiaries of the Operating Partnership, including the Calgary Charlotte Partnership (the “Partnership”) in connection with any offering of Senior Notes pursuant to the Indenture, you have requested our opinion with respect to the matters set forth below.

In our capacity as Alberta counsel to the Partnership, in connection with such registration, we are familiar with the proceedings taken by the Partnership in connection with the authorization and execution of the Indenture, pursuant to which HMC Charlotte (Calgary) Company (“HMC Charlotte”) and HMC Grace (Calgary) Company (“HMC Grace”), on their behalf and on behalf of the Partnership, guarantees the Senior Notes, the Senior Notes exchanged for new senior notes and all outstanding existing senior notes and exchangeable debentures under the Indenture (the “Guarantee”).

We have examined executed copies of resolutions of the sole director of each of HMC Charlotte and HMC Grace authorizing, among other things, the execution and delivery of a Guarantee on behalf of the Partnership.

We have made the following assumptions:

1.	With respect to all documents examined by us, we have assumed the genuineness of all signatures, the legal capacity of individuals signing any documents, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied, photocopied or electronically transmitted copies.

2.	We have, with your permission, relied upon a secretary’s certificate of this date with respect to the accuracy of the factual matters contained therein, which factual matters have not been independently investigated or verified by us.

3.	We have assumed that each of the Indenture and the Guarantee has been physically delivered by the Partnership to the other parties thereto, or their respective agents, and has been properly delivered under all relevant laws other than those of the Province of Alberta and has not been delivered subject to any condition or escrow that has not been satisfied.

4.	We have assumed that the Guarantee has been executed by Larry K. Harvey on behalf of each of HMC Charlotte and HMC Grace.

The opinions expressed below are limited to the laws of the Province of Alberta and the federal laws of Canada applicable therein in effect as of the date hereof. We express no opinion herein as to the laws, or any matters governed by the laws, of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Partnership has taken all necessary partnership action to authorize the execution, delivery and performance by HMC Charlotte and HMC Grace on behalf of the Partnership of the Indenture and that the Partnership has duly executed the Indenture.

2.	The Partnership has taken all necessary partnership actions to authorize the Guarantee.

This opinion is being provided solely for the benefit of the addressee hereof and we consent to your filing this opinion as an exhibit to the Form S-4 Registration Statement under the Securities Act to be filed by the Operating Partnership and certain other co-registrants named therein with the United States Securities and Exchange Commission and to the reference to Blake, Cassels & Graydon LLP under the heading “Validity of Securities” in the related prospectus. It may not be relied upon by any other person for any other purpose without our prior written consent.

Yours truly,

/s/ BLAKE, CASSELS & GRAYDON LLP

Blake, Cassels & Graydon LLP